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Exhibit 99.1

FORM OF WRITTEN CONSENT OF THE UNITHOLDERS
OF ALLIANCE HOLDINGS GP, L.P.
IN LIEU OF A MEETING

        This Written Consent is solicited by the board of directors of Alliance GP, LLC, a Delaware corporation ("AGP"), acting in its capacity as the general partner of Alliance Holdings GP, L.P. ("AHGP").

        Please return this Written Consent, in its entirety, no later than 5:00 p.m., Tulsa, Oklahoma time, on                        , 2018, which is the date that AGP has set as the targeted final date for the receipt of written consents. Your common units will be tabulated and voted to approve, disapprove or abstain for the proposal as you indicate below. Any executed written consent returned without indicating a specific choice with respect to the proposal set forth below will be voted to APPROVE the proposal.

        The undersigned, being a holder of record of common units representing limited partner interests in AHGP (the "AHGP common units") as of the close of business on                        , 2018, acting by written consent in lieu of a meeting of the limited partners, pursuant to the provisions of Section 17-302 of the Delaware Revised Uniform Limited Partnership Act and Section 13.11 of the Amended and Restated Agreement of Limited Partnership of AHGP, as amended, hereby consents in writing to the approval and adoption without a meeting of the following proposal and to the taking of the actions contemplated thereby with respect to all of the AHGP common units that the undersigned holds of record.

        The undersigned acknowledges receipt of the consent statement/prospectus, which forms a part of the registration statement on Form S-4 (No. 333-                  ) of Alliance Resource Partners, L.P., a Delaware limited partnership ("ARLP"), and which more fully describes the proposal below.

  1.
  Adoption of the Simplification Agreement, dated as of February 22, 2018, by and among AHGP, AGP, certain subsidiaries of AHGP and AGP, Alliance Resource Partners, L.P., Alliance Resource Management GP, LLC, and Alliance Resource GP, LLC (as such agreement may be amended from time to time, the "Simplification Agreement"), and thereby approval and adoption of the transactions contemplated by the Simplification Agreement, including the merger of Wildcat GP Merger Sub, LLC, a wholly owned subsidiary of AGP, with and into AHGP with AHGP continuing as the surviving entity

APPROVE	☐	DISAPPROVE	☐	ABSTAIN	☐

        IMPORTANT: PLEASE DATE AND SIGN THE WRITTEN CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please fill out, date, sign and return this Written Consent promptly to AHGP by faxing it to Alliance Holdings GP, L.P., Attention: R. Eberley Davis, General Counsel and Secretary, at (859) 223-3057; by emailing a .pdf copy of this Written Consent to eb.davis@arlp.com; or by mailing this Written Consent to Alliance Holdings GP, L.P. at 1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119, Attention: R. Eberley Davis, General Counsel and Secretary.

        This Written Consent may be revoked at any time prior to the later of                        , 2018 and the date of receipt by AHGP of written consents representing a majority of the outstanding AHGP common units by filing a written instrument revoking the Written Consent with AHGP's General Counsel and Secretary. The delivery of this executed Written Consent will revoke any earlier dated Written Consents that have been executed and delivered by the undersigned.

        The board of directors of AGP, acting in its capacity as the general partner of AHGP, unanimously recommends that you consent to approve and adopt the proposal set forth above.

IF AN INDIVIDUAL:		IF AN ENTITY:
(please print or type complete name of entity)
By:	(duly authorized signature)	By:	(duly authorized signature)

Name:	(please print or type full name)	Name:	(please print or type full name)

Title:	(please print or type full title)	Title:	(please print or type full title)
Date: , 2018		Date: , 2018

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  Exhibit 99.1
FORM OF WRITTEN CONSENT OF THE UNITHOLDERS OF ALLIANCE HOLDINGS GP, L.P. IN LIEU OF A MEETING